Exhibit 99.1

THE MARCUS CORPORATION REPORTS RECORD REVENUES AND OPERATING INCOME FOR FISCAL 2018

Marcus Theatres® achieves record results for the fourth quarter and full year; Marcus® Hotels & Resorts reports record revenues for both periods

Milwaukee, February 21, 2019… The Marcus Corporation (NYSE: MCS) today reported record revenues and operating income for the fiscal year ended December 27, 2018 and record revenues for the fourth quarter of fiscal 2018.

Fourth Quarter Fiscal 2018 Highlights

•	Total revenues for the fourth quarter of fiscal 2018 were a record $175,032,000, a 5.7% increase from total revenues of $165,581,000 for the fourth quarter of fiscal 2017.
•	Operating income was $14,653,000 for the fourth quarter of fiscal 2018, a 17.8% decrease from operating income of $17,822,000 for the prior year quarter.
•	Net earnings attributable to The Marcus Corporation were $8,720,000 for the fourth quarter of fiscal 2018, compared to net earnings attributable to The Marcus Corporation of $34,441,000 for the same period in fiscal 2017.
•	Net earnings per diluted common share attributable to The Marcus Corporation were $0.30 for the fourth quarter of fiscal 2018, compared to net earnings per diluted common share attributable to The Marcus Corporation of $1.21 for the fourth quarter of fiscal 2017.
•	Adjusted net earnings attributable to The Marcus Corporation were $11,848,000 for the fourth quarter of fiscal 2018, a 15.4% increase from Adjusted net earnings attributable to The Marcus Corporation of $10,271,000 for the fourth quarter of fiscal 2017.
•	Adjusted net earnings per diluted common share attributable to The Marcus Corporation were $0.41 for the fourth quarter of fiscal 2018, a 13.9% increase from Adjusted net earnings per diluted common share attributable to The Marcus Corporation of $0.36 for the prior year quarter.
•	Adjusted EBITDA was $36,035,000, a 10.7% increase from Adjusted EBITDA of $32,541,000 for the comparable prior period.
•	Adjusted net earnings attributable to The Marcus Corporation, Adjusted net earnings per diluted common share attributable to The Marcus Corporation and Adjusted EBITDA reflect adjustments made by the company to eliminate the favorable impact of certain nonrecurring reductions in deferred income taxes in the fourth quarter of fiscal 2018 and 2017, to eliminate the negative impact of certain nonrecurring acquisition and preopening expenses related to the Movie Tavern acquisition, as well as certain nonrecurring preopening expenses and accelerated depreciation expense related to the project currently underway to convert the former InterContinental Milwaukee hotel into Saint Kate – The Arts Hotel, in the fourth quarter of fiscal 2018, and to eliminate the favorable impact of a significant one-time gain related to the sale of an unconsolidated joint venture interest in the fourth quarter of fiscal 2017.

Full Year Fiscal 2018 Highlights:

•	Total revenues were a record $707,120,000 for fiscal 2018, an 8.2% increase from total revenues of $653,552,000 for fiscal 2017.
•	Operating income was a record $83,189,000 for fiscal 2018, a 7.6% increase from operating income of $77,307,000 for fiscal 2017.
•	Net earnings attributable to The Marcus Corporation were $53,391,000 for fiscal 2018, a 17.9% decrease from net earnings attributable to The Marcus Corporation of $64,996,000 for fiscal 2017.
•	Net earnings per diluted common share attributable to The Marcus Corporation were $1.86 for fiscal 2018, an 18.8% decrease from net earnings per diluted common share attributable to The Marcus Corporation of $2.29 for fiscal 2017.
•	Adjusted net earnings attributable to The Marcus Corporation were $55,781,000 for fiscal 2018, a 34.1% increase from Adjusted net earnings attributable to The Marcus Corporation of $41,585,000 for fiscal 2017.
•	Adjusted net earnings per diluted common share attributable to The Marcus Corporation were $1.94 for fiscal 2018, a 32.9% increase from Adjusted net earnings per diluted common share attributable to The Marcus Corporation of $1.46 for fiscal 2017.
•	Adjusted EBITDA was $149,420,000 for fiscal 2018, a 12.6% increase from Adjusted EBITDA of $132,700,000 for fiscal 2017.
•	Adjusted net earnings attributable to The Marcus Corporation, Adjusted net earnings per diluted common share attributable to The Marcus Corporation and Adjusted EBITDA reflect adjustments made by the company to eliminate the favorable impact of certain nonrecurring reductions in deferred income taxes in fiscal 2018 and 2017, to eliminate the negative impact of certain nonrecurring acquisition and preopening expenses related to the Movie Tavern acquisition, as well as certain nonrecurring preopening expenses and accelerated depreciation expense related to the project currently underway to convert the former InterContinental Milwaukee hotel into Saint Kate – The Arts Hotel, in fiscal 2018, and to eliminate the favorable impact of a significant one-time gain related to the sale of an unconsolidated joint venture interest and the negative impact of certain preopening expenses in fiscal 2017.

“As highlighted by our record revenues and operating income, fiscal 2018 was another great year for The Marcus Corporation. Both divisions contributed to the improved performance, with Marcus Theatres achieving record revenues and operating income for both the fourth quarter and full year and Marcus Hotels & Resorts delivering record revenues during both periods as well,” said Gregory S. Marcus, president and chief executive officer of The Marcus Corporation.

The company’s fiscal 2018 results were impacted by nonrecurring acquisition and preopening expenses in the theatre division and nonrecurring preopening expenses and accelerated depreciation expense in the hotel division in the fourth quarter. “If not for these one-time expenses, we would have achieved both record revenues and operating income for the fourth quarter and our hotel division would have reported a sizeable increase in fourth-quarter operating income,” said Marcus.

Marcus Theatres®

Revenues for Marcus Theatres increased 6.2% in the fourth quarter and 10.8% for fiscal 2018 and operating income increased 2.8% for the fourth quarter and 10.4% for fiscal 2018, compared to the prior year periods. A particularly strong October enabled the division to achieve record results for the fiscal 2018 fourth quarter, in spite of a weaker December holiday movie slate than in the prior year. The overall revenue increase was also driven by higher concession revenues per person, which reflects the continued success of the company’s distinctive food and beverage concepts. The division’s record operating income during the fiscal 2018 fourth quarter and full year would have been even greater if not for the previously described acquisition and preopening expenses related to the Movie Tavern acquisition.

On a comparable theatre basis, the division’s box office was in line with the industry for the fourth quarter of fiscal 2018 (after adjusting for new theatres) and outperformed the national box office by nearly two percentage points for the full year, according to data received from Rentrak.

On February 1, 2019, Marcus Theatres completed the acquisition of the Movie Tavern circuit, adding 208 screens at 22 locations in nine states and increasing its footprint by 23%. “Movie Tavern is an attractive addition to our circuit and we are especially excited to enter nine new states and expand our portfolio of in-theatre dining locations. We believe the Movie Tavern business will be accretive to earnings, earnings per share and cash flow in the first 12 months after closing,” said Marcus.

The division continued to invest in its theatres, expanding its signature features and amenities to more locations. During fiscal 2018, Marcus Theatres added DreamLoungerSM recliner seating to seven theatres, including three Marcus Wehrenberg locations. As a result, the company ended fiscal 2018 with DreamLounger recliner seating in approximately 75% of its company-owned, first-run screens, a percentage believed to be the highest among the largest theatre chains in the nation. In addition, one existing screen was converted to an UltraScreen DLX® auditorium and eight existing screens were converted to SuperScreen DLX® auditoriums at seven theatres, including four Marcus Wehrenberg locations, during fiscal 2018. The division also opened one new Take FiveSM Lounge and two Zaffiro’s® Express outlets during the year.

“The ongoing investments in our theatres were a major contributor to our record fiscal 2018 results. In addition, our innovative pricing strategies, Magical Movie RewardsSM loyalty program and creative marketing programs, along with excellent teamwork and strong operational execution, continue to be a successful combination for us,” said Rolando B. Rodriguez, chairman, president and chief executive officer of Marcus Theatres.

The five top-performing films for Marcus Theatres in the fourth quarter were Dr. Seuss’ The Grinch, A Star is Born, Bohemian Rhapsody, Halloween and Ralph Breaks the Internet. For the full year, the top performing movies were Black Panther, Avengers: Infinity War, Incredibles 2, Jurassic World: Fallen Kingdom and Deadpool 2.

“As anticipated, the first quarter of fiscal 2019 is off to a slower start than last year due to a difficult comparison against several strong holdover films in the prior year and last year’s top film, Black Panther. We are looking forward to the opening of highly anticipated films including Captain Marvel and Us later in the quarter. Overall, the film slate for 2019 is expected to be quite strong, particularly during the second half of the year, with potential hits including Dumbo, Avengers: Endgame, Aladdin, The Secret Life of Pets 2, Toy Story 4, Spider-Man: Far From Home, The Lion King, It: Chapter Two, Frozen 2, Jumanji 3 and Star Wars: Episode IX,” said Rodriguez.

Marcus® Hotels & Resorts

Marcus Hotels & Resorts’ revenue per available room (RevPAR) for comparable company-owned properties increased 1.9% in the fourth quarter of fiscal 2018 and 1.4% for the full year. Revenues increased 4.9% in the fourth quarter of fiscal 2018 and 4.1% for the full year, primarily driven by increased group business as well as higher food and beverage revenues and management fees.

“Operating income was down for the fiscal 2018 fourth quarter and full year due entirely to preopening expenses and accelerated depreciation expense related to the transformation of the InterContinental Milwaukee hotel into Saint Kate – The Arts Hotel. Excluding these expenses from fiscal 2018 and operating results of the newly opened SafeHouse® Chicago from fiscal 2017, operating income for the division for fiscal 2018 would have been up approximately 23% from the prior year, reflecting our focus on strong cost controls, while maintaining our high standards for quality and service,” said Marcus. “With the increases in revenues and comparable operating income, fiscal 2018 was a very good year for Marcus Hotels & Resorts.”

“The InterContinental Milwaukee has been closed since early January for the renovation into Saint Kate – The Arts Hotel. Saint Kate will be an independent hotel focused on the arts in its many forms. We are very excited about this concept and the impact we believe it will have on the arts scene in Milwaukee when it opens in late spring,” added Marcus. He noted that the hotel division will incur additional preopening expenses during the first half of fiscal 2019 as a result of the hotel closing and renovation.

Marcus Hotels & Resorts added three new management contracts in fiscal 2018: the Murieta Inn and Spa in Rancho Murieta, Calif. and the Doubletree by Hilton Hotel El Paso Downtown and the Courtyard by Marriott El Paso Downtown/Convention Center, both in El Paso, Texas. The additions increased the company’s footprint to 21 owned and/or managed properties.

In 2018, numerous Marcus Hotels & Resorts hotels and restaurants were recognized by prestigious organizations for their commitment to excellence. Three properties received the coveted Condé Nast Traveler 31st annual Readers’ Choice Award, four hotels earned the AAA Four Diamond Award and 20 hotels and restaurants received the TripAdvisor® 2018 Certificate of Excellence.

Return of Capital to Shareholders

“Yesterday, we announced a 6.7% increase in the cash dividend rate, which, combined with an increased number of shares outstanding, will result in an increase in total dividends paid of over 17% compared to the prior year. The new dividend rate is nearly 90% higher than it was just five years ago. Our strong balance sheet gives us the ability to return capital to shareholders, while at the same time continuing to invest in our two businesses and pursue additional growth opportunities, such as our recently completed Movie Tavern acquisition,” said Douglas A. Neis, executive vice president, chief financial officer and treasurer of The Marcus Corporation.

Conference Call and Webcast

Marcus Corporation management will hold a conference call today, Thursday, February 21, 2019, at 10:00 a.m. Central/11:00 a.m. Eastern time. Interested parties may listen to the call live on the internet through the investor relations section of the company's website: www.marcuscorp.com, or by dialing 1-574-990-3059 and entering the passcode 5256459.

A telephone replay of the conference call will be available through Thursday, February 28, 2019, by dialing 1-855-859-2056 and entering passcode 5256459. The webcast will be archived on the company’s website until its next earnings release.

Non-GAAP Financial Measures

Adjusted net earnings attributable to The Marcus Corporation, Adjusted net earnings per diluted common share attributable to The Marcus Corporation and Adjusted EBITDA have been presented in this press release as supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. The company defines Adjusted net earnings attributable to The Marcus Corporation as net earnings attributable to The Marcus Corporation adjusted to eliminate the impact of certain items that the company does not consider indicative of its core operating performance and the tax effect related to those items. The company defines Adjusted net earnings per diluted common share attributable to The Marcus Corporation as Adjusted net earnings attributable to The Marcus Corporation divided by diluted weighted average shares outstanding. The company defines Adjusted EBITDA as net earnings attributable to The Marcus Corporation before investment income, interest expense, other expense, gain or loss on disposition of property, equipment and other assets, equity earnings or losses from unconsolidated joint ventures, net earnings or losses attributable to noncontrolling interests, income taxes and depreciation and amortization, adjusted to eliminate the impact of certain items that the company does not consider indicative of its core operating performance. Reconciliations of these measures to the equivalent measures under GAAP are set forth in the attached tables.

Adjusted net earnings attributable to The Marcus Corporation, Adjusted net earnings per diluted common share attributable to The Marcus Corporation and Adjusted EBITDA are key measures used by management and the company’s board of directors to assess the company’s financial performance and enterprise value. The company believes that Adjusted net earnings attributable to The Marcus Corporation, Adjusted net earnings per diluted common share attributable to The Marcus Corporation and Adjusted EBITDA are useful measures, as they eliminate certain expenses that are not indicative of the company’s core operating performance and facilitate a comparison of the company’s core operating performance on a consistent basis from period to period. The company also uses Adjusted EBITDA as a basis to determine certain annual cash bonuses and long-term incentive awards, to supplement GAAP measures of performance to evaluate the effectiveness of its business strategies, to make budgeting decisions, and to compare its performance against that of other peer companies using similar measures. Adjusted net earnings, Adjusted diluted earnings per share and Adjusted EBITDA are also used by analysts, investors and other interested parties as performance measures to evaluate companies in the company’s industries.

Adjusted net earnings attributable to The Marcus Corporation, Adjusted net earnings per diluted common share attributable to The Marcus Corporation and Adjusted EBITDA are non-GAAP measures of the company’s financial performance and should not be considered as alternatives to net earnings or diluted earnings per share as a measure of financial performance, or any other performance measure derived in accordance with GAAP and they should not be construed as an inference that the company’s future results will be unaffected by unusual or non-recurring items. Additionally, Adjusted net earnings attributable to The Marcus Corporation and Adjusted EBITDA are not intended to be measures of liquidity or free cash flow for management’s discretionary use. In addition, these non-GAAP measures exclude certain non-recurring and other charges. Each of these non-GAAP measures has its limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of the company’s results as reported under GAAP. In evaluating Adjusted net earnings attributable to The Marcus Corporation, Adjusted net earnings per diluted common share attributable to The Marcus Corporation and Adjusted EBITDA, you should be aware that in the future we will incur expenses that are the same as or similar to some of the items eliminated in the adjustments made to determine Adjusted net earnings attributable to The Marcus Corporation, Adjusted net earnings per diluted common share attributable to The Marcus Corporation and Adjusted EBITDA, such as acquisition expenses, preopening expenses, accelerated depreciation and other adjustments. The company’s presentation of Adjusted net earnings attributable to The Marcus Corporation, Adjusted net earnings per diluted common share attributable to The Marcus Corporation and Adjusted EBITDA should not be construed to imply that the company’s future results will be unaffected by any such adjustments. Definitions and calculations of Adjusted net earnings, Adjusted diluted earnings per share and Adjusted EBITDA differ among companies in our industries, and therefore Adjusted net earnings, Adjusted diluted earnings per share and Adjusted EBITDA disclosed by the company may not be comparable to the measures disclosed by other companies.

About The Marcus Corporation

Headquartered in Milwaukee, The Marcus Corporation is a leader in the lodging and entertainment industries, with significant company-owned real estate assets. The Marcus Corporation’s theatre division, Marcus Theatres®, is the fourth largest theatre circuit in the U.S. and currently owns or manages 1,098 screens at 90 locations in 17 states. The company’s lodging division, Marcus® Hotels & Resorts, owns and/or manages 21 hotels, resorts and other properties in nine states. For more information, please visit the company’s website at www.marcuscorp.com.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which may cause results to differ materially from those expected, including, but not limited to, the following: (1) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division, as well as other industry dynamics such as the maintenance of a suitable window between the date such motion pictures are released in theatres and the date they are released to other distribution channels; (2) the effects of adverse economic conditions in our markets, particularly with respect to our hotels and resorts division; (3) the effects on our occupancy and room rates of the relative industry supply of available rooms at comparable lodging facilities in our markets; (4) the effects of competitive conditions in our markets; (5) our ability to achieve expected benefits and performance from our strategic initiatives and acquisitions; (6) the effects of increasing depreciation expenses, reduced operating profits during major property renovations, impairment losses, and preopening and start-up costs due to the capital intensive nature of our businesses; (7) the effects of weather conditions, particularly during the winter in the Midwest and in our other markets; (8) our ability to identify properties to acquire, develop and/or manage and the continuing availability of funds for such development; (9) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States or other incidents of violence in public venues such as hotels and movie theatres; (10) a disruption in our business and reputational and economic risks associated with civil securities claims brought by shareholders; and (11) our ability to timely and successfully integrate the Movie Tavern operations into our own circuit.. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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THE MARCUS CORPORATION

Consolidated Statements of Earnings

(Unaudited)

(in thousands, except per share data)

	13 Weeks Ended		52 Weeks Ended
	December 27,	December 28,	December 27,	December 28,
	2018	2017	2018	2017
Revenues:
Theatre admissions	$61,350	$60,869	$246,385	$227,091
Rooms	24,530	24,032	108,786	106,876
Theatre concessions	42,877	39,624	166,564	148,989
Food and beverage	18,799	18,140	72,771	70,627
Other revenues	18,967	15,502	78,329	69,131
	166,523	158,167	672,835	622,714
Cost reimbursements	8,509	7,414	34,285	30,838
Total revenues	175,032	165,581	707,120	653,552

Costs and expenses:
Theatre operations	53,399	51,426	217,851	197,270
Rooms	10,155	10,169	41,181	40,286
Theatre concessions	12,417	12,968	47,522	43,634
Food and beverage	14,732	15,282	58,662	59,375
Advertising and marketing	6,458	6,080	23,775	23,960
Administrative	19,463	16,584	72,116	66,954
Depreciation and amortization	18,443	14,175	61,342	51,719
Rent	2,916	2,151	11,267	11,869
Property taxes	4,385	4,240	19,396	18,815
Other operating expenses	9,502	7,270	36,534	31,525
Reimbursed costs	8,509	7,414	34,285	30,838
Total costs and expenses	160,379	147,759	623,931	576,245

Operating income	14,653	17,822	83,189	77,307

Other income (expense):
Investment income (loss)	(225)	359	208	588
Interest expense	(3,079)	(2,646)	(13,079)	(12,100)
Other expense	(496)	(428)	(1,985)	(1,712)
Gain (loss) on disposition of property, equipment and other assets	(575)	4,401	(1,342)	3,981
Equity earnings (losses) from unconsolidated joint ventures, net	(681)	(29)	(399)	46
	(5,056)	1,657	(16,597)	(9,197)

Earnings before income taxes	9,597	19,479	66,592	68,110
Income taxes (benefit)	873	(14,946)	13,127	3,625
Net earnings	8,724	34,425	53,465	64,485
Net earnings (loss) attributable to noncontrolling interests	4	(16)	74	(511)
Net earnings attributable to The Marcus Corporation	$8,720	$34,441	$53,391	$64,996

Net earnings per common share attributable to
The Marcus Corporation - diluted	$0.30	$1.21	$1.86	$2.29

Weighted ave. shares outstanding - diluted	28,949	28,385	28,713	28,403

THE MARCUS CORPORATION

Condensed Consolidated Balance Sheets

(In thousands)

	(Unaudited)		(Audited)
	December 27,		December 28,
	2018		2017

Assets:

Cash, cash equivalents and restricted cash	$21,927		$20,747
Accounts and notes receivable	25,684		27,230
Refundable income taxes	5,983	#	15,335
Other current assets	15,355		13,409
Property and equipment, net	840,043		860,064
Other assets	80,339		81,012

Total Assets	$989,331		$1,017,797

Liabilities and Shareholders' Equity:
Accounts payable	$37,452		$51,541
Taxes other than income taxes	18,743		19,638
Other current liabilities	77,192		68,918
Current portion of capital lease obligations	5,912		7,570
Current maturities of long-term debt	9,957		12,016
Capital lease obligations	22,208		28,282
Long-term debt	228,863		289,813
Deferred income taxes	41,977		38,233
Deferred compensation and other	56,908		56,662
Equity	490,119		445,124

Total Liabilities and Shareholders' Equity	$989,331		$1,017,797

THE MARCUS CORPORATION

Business Segment Information

(Unaudited)

(In thousands)

	Theatres	Hotels/ Resorts	Corporate Items	Total
13 Weeks Ended December 27, 2018
Revenues(1)	$113,407	$61,519	$106	$175,032
Operating income (loss)	22,473	(3,257)	(4,563)	14,653
Depreciation and amortization	10,009	8,339	95	18,443

13 Weeks Ended December 28, 2017
Revenues(1)	$106,795	$58,661	$125	$165,581
Operating income (loss)	21,871	92	(4,141)	17,822
Depreciation and amortization	9,448	4,642	85	14,175

52 Weeks Ended December 27, 2018
Revenues(1)	$446,804	$259,892	$424	$707,120
Operating income (loss)	88,790	12,480	(18,081)	83,189
Depreciation and amortization	38,760	22,229	353	61,342

52 Weeks Ended December 28, 2017
Revenues(1)	$403,431	$249,564	$557	$653,552
Operating income (loss)	80,447	12,895	(16,035)	77,307
Depreciation and amortization	33,448	17,912	359	51,719

Corporate items include amounts not allocable to the business segments.  Corporate revenues consist principally of rent and the corporate operating loss includes general corporate expenses.  Corporate information technology costs and accounting shared services costs are allocated to the business segments based upon several factors, including actual usage and segment revenues.

(1) Revenues include cost reimbursements of $8,509 for the 13 weeks ended December 27, 2018 (Theatres - $208, Hotels/Resorts - $8,301), $7,414 for the 13 weeks ended December 28, 2017 (Theatres - $481, Hotels/Resorts - $6,933), $34,285 for the 52 weeks ended December 27, 2018 (Theatres - $1,292, Hotels/Resorts - $32,993) and $30,838 for the 52 weeks ended December 28, 2017 (Theatres - $2,140, Hotels/Resorts - $28,698).

THE MARCUS CORPORATION

Reconciliation of Adjusted net earnings and Adjusted net earnings per diluted common share

(Unaudited)

(In thousands, except per share data)

	13 Weeks Ended		52 Weeks Ended
	December 27,	December 28,	December 27,	December 28,
	2018	2017	2018	2017

Net earnings attributable to
The Marcus Corporation	$8,720	$34,441	$53,391	$64,996
Add (deduct):
Reduction in deferred income taxes (a)	(1,209)	(21,240)	(1,947)	(21,240)
Gain on sale of interest in joint venture (b)	-	(4,875)	-	(4,875)
Acquisition/preopening expenses - theatres (c)	1,674	-	1,674	787
Preopening expenses - hotels (d)	524	-	524	476
Accelerated depreciation (e)	3,735	-	3,735	-
Tax impact of adjustments to net earnings (f)	(1,596)	1,945	(1,596)	1,441
Adjusted net earnings attributable to
The Marcus Corporation	$11,848	$10,271	$55,781	$41,585

Weighted ave. shares outstanding - diluted	28,949	28,385	28,713	28,403

Net earnings per diluted common share
attributable to The Marcus Corporation	$0.30	$1.21	$1.86	$2.29
Adjusted net earnings per diluted common share
attributable to The Marcus Corporation	$0.41	$0.36	$1.94	$1.46

(a)	Reflects nonrecurring reductions in deferred income taxes related to the reduced federal income tax rate and a tax accounting method change made as a result of the Tax Cuts and Jobs Act of 2017.
(b)	Reflects a nonrecurring gain on the sale of our 11% minority interest in The Westin® Atlanta Perimeter North.
(c)	Acquisition and preopening costs incurred related to the Movie Tavern acquisition in 2018 and two new theatres in 2017.
(d)	Preopening costs incurred related to the conversion of the InterContinental Milwaukee into Saint Kate, The Arts Hotel in 2018 and the opening of the SafeHouse® Chicago in 2017.
(e)	Reflects nonrecurring accelerated depreciation expense on InterContinental Milwaukee assets to be disposed of in connection with the conversion of this hotel into Saint Kate, The Arts Hotel.
(f)	Represents the tax effect related to adjustments (b),(c), (d) and (e) to net earnings, calculated using statutory tax rates of 26.9% for the fiscal 2018 periods and 39.9% for the fiscal 2017 periods.

THE MARCUS CORPORATION

Reconciliation of Net earnings to Adjusted EBITDA

(Unaudited)

(In thousands)

	13 Weeks Ended		52 Weeks Ended
	December 27,	December 28,	December 27,	December 28,
	2018	2017	2018	2017

Net earnings attributable to
The Marcus Corporation	$8,720	$34,441	$53,391	$64,996
Add (deduct):
Investment (income) loss	225	(359)	(208)	(588)
Interest expense	3,079	2,646	13,079	12,100
Other expense	496	428	1,985	1,712
(Gain) loss on disposition of property,
equipment and other assets	575	(4,401)	1,342	(3,981)
Equity (earnings) losses from unconsolidated
joint ventures, net	681	29	399	(46)
Net earnings (loss) attributable to
noncontrolling interests	4	(16)	74	(511)
Income tax expense (benefit)	873	(14,946)	13,127	3,625
Depreciation and amortization	18,443	14,175	61,342	51,719
Share-based compensation expenses (a)	741	544	2,691	2,411
Acquisition/preopening expenses - theatres (b)	1,674	-	1,674	787
Preopening expenses - hotels (c)	524	-	524	476
Adjusted EBITDA	$36,035	$32,541	$149,420	$132,700

(a)	Non-cash charges related to share-based compensation programs.
(b)	Acquisition and preopening costs incurred related to the Movie Tavern acquisition in 2018 and two new theatres in 2017.
(c)	Preopening costs incurred related to the conversion of the InterContinental Milwaukee into Saint Kate, The Arts Hotel in 2018 and the opening of the SafeHouse Chicago in 2017.

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